Independent Auditors' Consent



The Board of Directors
Miami Subs Corporation:

We consent to the inclusion of our report dated August 6, 1999 with respect to the consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1999, which report appears in the Form 8-K/A of Nathan's Famous, Inc.
dated September 30, 1999.


                                        /s/KPMG LLP


Fort Lauderdale
December 2, 1999